FIRST AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT

     This First Amendment to Portfolio Management Agreement ("Amendment") is effective April 4, 2005 by and among USAllianz Advisers, LLC, (the "Manager"), USAllianz Variable Insurance Products Trust (the "Trust"), and Legg Mason Funds Management, Inc. (the "Portfolio Manager" or "LMFM") and Legg Mason Capital Management, Inc. ("LMCM").

                                    RECITALS

         The Manager, the Trust and the Portfolio Manager are parties to a Portfolio Management Agreement dated July 27, 2004 (the "Original Agreement") pursuant to which the Portfolio Manager provides portfolio management services to the Trust; and

         The Portfolio Manager and LMCM are affiliated by virtue of being wholly owned subsidiaries of Legg Mason, Inc. and sharing common officers, directors, and employees; and

         The Portfolio Manager desires to transfer its duties and obligations under the Original Agreement to LMCM, and LMCM is willing to accept the transfer and assume the duties and obligations under the Original Agreement on the terms and conditions set forth herein; and

         The Portfolio Manager and LMCM have provided the Manager and the Trust with an opinion of counsel that states that the transfer of the duties and obligations under the Original Agreement from LMFM to LMCM (the "Transfer") does not, under the Investment Company Act of 1940 or the Investment Advisers Act of 1940 result in the assignment and termination of any portfolio management agreement and would not necessitate LMFM's obtaining the consent of the shareholders of a Fund to such Transfer. and

         The Manager and the Trust have agreed to the proposed Transfer; and

         The Manager, the Trust and LMCM desire to make additional amendments to the Original Agreement in connection with LMCM's appointment as subadviser for the USAZ Legg Mason Growth Fund.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. TRANSFER AND ASSUMPTION. The parties agree that the terms and conditions of the Original Agreement are incorporated herein by reference. Effective April 4, 2005, the Portfolio Manager hereby transfers, conveys and sets over all of its rights, interests, claims and entitlements under the Original Agreement to LMCM and to its successors and permitted assigns, it being understood that such transfer, conveyance and set over will not result in the automatic termination of the Original Agreement as a result of an "assignment" within the meaning set forth in the Investment Company Act or the Investment Advisers Act, and the regulations thereunder. The covenants, liabilities, duties and obligations of the Portfolio Manager under or in connection with or arising out of the Original Agreement are hereby undertaken, assumed and agreed to be performed or otherwise discharged when due by LMCM. Except as herein provided, this Amendment shall not be construed to modify, terminate or merge any rights any party to the Original Agreement has pursuant to the terms thereof, and the parties hereby confirm all of the terms and provisions of the Original Agreement as remaining in full force and effect.


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2. CONSENT. The Manager and the Trust hereby consent and agree to the foregoing transfer and assumption.

3. AMENDMENTS TO SCHEDULE A. Schedule A of the Original Agreement is hereby amended and restated in its entirety as follows:

                                   SCHEDULE A
                             EFFECTIVE APRIL 4, 2005

Fees payable to the Portfolio Manager pursuant to paragraph 5 hereof shall be at the following annual rates for each Fund:

FUND                                    PERCENTAGE OF AVERAGE NET ASSETS

USAZ Legg Mason Value Fund              0.70% on first $50 million under mgmt
                                        0.45% on next $50 million under mgmt
                                        0.40% on next $50 million under mgmt
                                        0.35% on next $50 million under mgmt
                                        0.30% on assets over $200 million

USAZ Legg Mason Growth Fund             0.55% on first $100 million under mgmt
                                        0.45% on assets over $100 million

The management fee shall be accrued and paid to the Portfolio Manager as provided in Section 5 of the Portfolio Management Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first above written.



                        USAllianz Variable Insurance Products Trust
                        By:     Jeffrey Kletti
                        Vice President


                        USAllianz Advisers, LLC
                        By:     Jeffrey Kletti
                        Senior Vice President


                        Legg Mason Funds Management, Inc.
                        By:     [illegible]
                        Title: Sr.V.P. and COO


                        Legg Mason Capital Management, Inc.
                        By:     [illegible]
                        Title: Sr.V.P. and COO